Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement filed by Eagle Bancorp, Inc. on Form S-4 of our reports dated March 13, 2014 with respect to the consolidated financial statements of Eagle Bancorp, Inc. and the effectiveness of internal control over financial reporting, which appear in the Annual Report on Form 10-K of Eagle Bancorp, Inc. for the year ended December 31, 2013. We hereby consent to the reference of our firm under the heading “Experts” in the prospectus.

/s/ Stegman and Company

Baltimore, Maryland

September 8, 2014